Exhibit 3

                          CERTIFICATE OF AMENDMENT
            OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                               MYR GROUP INC.


  MYR GROUP Inc., a corporation organized and existing under the laws of the State of Delaware

  FIRST:    That the first paragraph of ARTICLE  FOURTH of the Amended  and
  Restated Certificate of Incorporation of the Company is amended to read in its entirety as follows:


  "FOURTH: The number of shares of all classes of stock which the corporation shall have authority to issue is twenty-six million (26,000,000), of which twenty-five million (25,000,000) shares of par value of $0.01 each are to be of a class designated as Common Stock and one million (1,000,000) shares of par value of $1.00 each are to be of a class designated Preferred Stock. The Preferred Stock shall be issuable in series."

  SECOND: That such amendment has been duly adopted by the Board of Directors and approved by the holders of a majority of the corporation's shares of in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, MYR Group Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by its Senior Vice President this 10th day of May, 1999.



  (Seal)                             MYR Group Inc.



                                     By_____________________
                                      William A. Koertner


  Attest:



  ______________________
  Byron D. Nelson